Dated November 15, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	November 15, 2006
Settlement Date (Original Issue Date):	November 22, 2006
Maturity Date:	January 15, 2010
Principal Amount (in Specified Currency):	JPY 25,000,000,000
Equivalent Principal Amount In U.S. Dollars:	US$212,361,964 (based on the exchange rate of JPY 1.00 = US$0.008494)
Price to Public (Issue Price):	100.00% (plus accrued interest from and including October 2, 2006 to but excluding November 22, 2006)
Agents Commission:	0.150%
All-in Price:	99.85%
Accrued Interest:	JPY 16,503,812
Net Proceeds to Issuer (in Specified Currency):	JPY 24,979,003,812 (includes accrued interest from and including October 2, 2006 to but excluding November 22, 2006)
Interest Rate Basis (Benchmark):	JPY LIBOR, as determined by LIBOR Telerate
Index Currency:	Japanese Yen ("JPY")
Coupon:	JPY LIBOR plus 0.03%
Re-offer Spread (plus or minus):	Plus 0.03%
Index Maturity:	Three Months

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Dated November 15, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 15, April 15, July 15 and October 15, commencing on January 15, 2007 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of JPY 1,000,000
CUSIP:	N/A
Common Code:	026969794
ISIN:	XS0269697941

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of JPY 50,000,000,000 principal amount of Floating Rate Notes due January 15, 2010 as described in the Issuers amended pricing supplement number 4446 dated October 9, 2006 (originally dated September 25, 2006, as amended on September 29, 2006).

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Limited (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Dated November 15, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2001	2002	2003	2004	2005	September 30, 2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited at 1-877-858-5407or Investor Communications of the Issuer at 1-203-357-3950.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.